FOR IMMEDIATE RELEASE:
Investor Contacts:
Chris Oddleifson President and Chief Executive Officer (781) 982-6660
Denis K. Sheahan Chief Financial Officer (781) 982-6341
For media inquiries, contact:
Ralph Valente Senior Vice President and Director of Marketing (781) 982-6636 ralph.valente@rocklandtrust.com
Joan Reid Public Relations Officer (781)982-6537 Joan.Reid@RocklandTrust.com

UNITED STATES TREASURY DEPARTMENT AWARDS
$50 MILLION IN TAX CREDIT ALLOCATION AUTHORITY
TO ROCKLAND TRUST COMPANY
UNDER FEDERAL NEW MARKETS TAX CREDIT PROGRAM

Rockland, Mass. (May 27, 2009). United States Secretary of the Treasury Timothy Geithner today announced that Rockland Trust Community Development Corporation was awarded $50 million in tax credit allocation authority under the federal New Markets Tax Credit Program. The announcement was made at a public ceremony in Roxbury, Mass. at which the 32 organizations that received the $1.5 billion of New Markets Tax Credit allocation authorized by the American Recovery and Reinvestment Act of 2009 were recognized. Rockland Trust Community Development Corporation, which is a wholly owned subsidiary of Rockland Trust Company, the bank subsidiary of Independent Bank Corp’s. (NASDAQ: INDB), was the only Massachusetts-based organization to receive an award.

In addition to Treasury Secretary Geithner, Congressman Barney Frank, Congressman Michael Capuano, Massachusetts Governor Deval Patrick, and Boston Mayor Thomas Menino spoke at the event today. Mike Psikarakis, who recently opened Micos Café in Brockton, Massachusetts using a New Markets Tax Credit loan obtained through Rockland Trust, also spoke at the event, gratefully acknowledging the role that the New Markets Tax Credit Program and Rockland Trust played in helping him open his restaurant.

Chris Oddleifson, Chief Executive Officer and President of Independent Bank Corp. and Rockland Trust Company, also attended the ceremony and said, “Rockland Trust is honored to receive this New Markets Tax Credit award, as this funding will enhance our already strong commitment to support the communities in which Rockland Trust does business. During times of economic hardship, it is especially important to support qualified businesses in low-income communities, as they provide essential services, create new jobs, and sustain economic growth in distressed areas.”

Rockland Trust Community Development Corporation has been qualified as a “community development entity” under the New Markets Tax Credit Program. The award announced today marks the third time that one of Rockland Trust’s community development subsidiaries has received a New Markets Tax Credit award. The $50 million award enables Rockland Trust, through its community development subsidiary, to make loans to qualified businesses and individuals in low-income communities in Eastern Massachusetts, on Cape Cod, and in Rhode Island in accordance with New Markets Tax Credit Program criteria. All loans will be made to qualified borrowers on advantageous terms and conditions, such as below market interest rates, longer interest-only periods, and longer amortization periods.

The New Markets Tax Credit Program was created in December 2000 to provide tax incentives to induce private-sector, market-driven investment in businesses and real estate development projects located in low-income urban and rural communities across the nation. The New Markets Tax Credit Program is part of the United States Department of the Treasury Community Development Financial Institutions Fund. More information on the program may be obtained at www.cdfifund.gov. The $1.5 billion in tax credit allocation authority announced today was approved in February 2009 as part of the economic stimulus bill.

The $50 million award to the Rockland Trust Community Development Corporation enables Rockland Trust to acquire federal tax credits by making an equity investment in the Rockland Trust Community Development Corporation, for a period of at least seven years, up to the full amount of the award. Rockland Trust Community Development Corporation, in turn, must use that equity investment to make loans to qualified businesses and individuals in low-income communities in accordance with New Markets Tax Credit Program criteria. Rockland Trust’s overall tax credit will be equal to 39% of its total equity investment in Rockland Trust Community Development Corporation, credited at a rate of 5% in each of the first 3 years and 6% in each of the final 4 years. In order for tax credits to be obtained Rockland Trust Community Development Corporation must enter into an Allocation Agreement with the Treasury Department, make loans in accordance with regulatory guidelines, and otherwise comply with New Markets Tax Credit Program requirements.

About Rockland Trust
Rockland Trust Company is a full-service community bank headquartered in Massachusetts, with approximately $4.6 billion in assets. The sole bank subsidiary of Independent Bank Corp. (Nasdaq: INDB), Rockland Trust provides a wide range of consumer, business, investment, and insurance products and services. Rockland Trust’s network consists of 71 retail branches, 12 commercial lending centers, and three mortgage banking centers in Eastern Massachusetts; and four Investment Management Group offices in Massachusetts and Rhode Island. To find out why Rockland Trust is the bank “Where Each Relationship Matters®”, please visit www.RocklandTrust.com.

This press release contains certain “forward-looking statements” with respect to the financial condition, results of operations and business of the Company. Actual results may differ from those contemplated by these statements. The Company wishes to caution readers not to place undue reliance on any forward-looking statements. The Company disclaims any intent or obligation to update publicly any such forward-looking statements, whether in response to new information, future events or otherwise.

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